Exhibit 10.36

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) is made and entered into effective as of the          , day of March, 2006, by and between LA/GA BUSINESS CENTERS, INC., a Georgia corporation (“Landlord”), and MEDQUIST TRANSCRIPTIONS, LTD., a New Jersey corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, as landlord, and Tenant, as tenant, entered into that certain lease agreement dated September 8, 2002 (as the same may have been amended, modified or supplemented, the “Lease”), relating to certain space known as Suites 606/608 collectively containing approximately 19,761 rentable square feet (the “Premises”) located in building 600 (the “Building”) within the office park known as American Business Center (the “Center”) at 1395 South Marietta Parkway, Marietta, Georgia 30067; and

WHEREAS, Landlord and Tenant desire to enter into this First Amendment for the purpose of evidencing their mutual understanding and agreement regarding Tenant’s installation of a generator and certain other matters relating thereto as set forth hereinbelow.

NOW, THEREFORE, for and in consideration of the premises hereto, the keeping and performance of the covenants and agreements hereinafter contained, and for Ten and No/1 00 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree and amend the Lease as follows:

1.             Defined Terms. All terms used herein and denoted by their initial capitalization shall have the meanings set forth in the Lease unless set forth herein to the contrary.

2.             Generator.

(a)           Provided Tenant is occupying the Premises, Landlord hereby grants to Tenant a non-exclusive license to install, maintain, repair, replace and operate one (1) emergency back-up generator as more particularly set forth on Exhibit “A” attached hereto and incorporated by reference herein (together with any related wires, conduits and other equipment necessary or desirable for the proper operation of such generator, collectively the “Generator”) in a location designated on Exhibit “B” attached hereto and made a part hereof (the “Generator Area”) upon and subject to all of the terms and conditions set forth in this Section. All aspects of the Generator shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall not be obligated to pay any Additional Rent for the space occupied by the Generator.

(b)           The Generator shall be used only by Tenant for Tenant’s own business purposes to provide a source of back-up power for equipment located in the Premises in the event Tenant’s primary electrical service is interrupted; Tenant shall not have the right to use or allow any other person or entity to use the Generator for a fee or otherwise, except as otherwise expressly set forth in the Lease (as amended hereby). The rights under this Section are personal to the Tenant named herein and are not assignable, except as otherwise expressly set forth in the

Lease (as amended hereby). The Generator installed shall be and remain the property of Tenant, and Tenant shall, prior to the expiration or termination of the Lease, as amended hereby, or of the license granted by this Section, remove the Generator and surrender the Generator Area in substantially the same condition existing prior to the installation of the Generator. Tenant shall be liable for, and shall promptly reimburse Landlord for, the actual reasonable cost of repairing all damage done to the Generator Area or to any other portion of the Center by the installation, operation, maintenance, use and/or removal of the Generator, including restoring the landscape to its previous condition. Tenant shall not store any fuel for the Generator on any portion of the Center without the prior written consent of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed provided Tenant complies with all applicable laws, codes, rules, regulations, and ordinances from any and all applicable governing authorities and complies with all applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (“CERCLA”) and the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (“RCRA”).

(c)           Tenant shall, at its sole cost and expense, obtain all governmental permits or licenses required for the installation, repair, maintenance, operation and removal of the Generator and shall provide Landlord with evidence thereof. Landlord agrees to reasonably cooperate with Tenant in obtaining all such permits and authorization, at no cost or expense to Landlord. Tenant’s installation, repair, maintenance, operation, use and removal of the Generator shall be subject to and performed in accordance with the terms and conditions of the Lease and all applicable Governmental Requirements (as defined below) in effect from time to time. Tenant shall, at its sole cost and expense, and at its sole risk, install the Generator in a good and workmanlike manner, and in compliance with all applicable Governmental Requirements, including, but not limited to, all building, electric, communications, and safety codes, ordinances, standards, regulations and requirements of any governmental authority. Tenant shall conduct the installation, maintenance, operation, use and removal of the Generator in a good and workmanlike manner so as to not materially interfere with any other tenant or occupant of the Building. The operation of the Generator shall not adversely disturb or interfere with the systems of the Building or with any other tenant or occupant of the Building and/or the Center. Attached hereto as Exhibit “A” are the plans and specifications for the Generator. Tenant shall deliver to Landlord Tenant’s plans and specifications for the aesthetic screening of the Generator for review and approval by Landlord (which approval shall not be unreasonably withheld, conditioned, or delayed) not less than fifteen (15) days prior to commencing installation of the Generator. The Generator shall be installed substantially in accordance with the plans and specifications approved by Landlord in its reasonable discretion, and the installation shall be performed by contractors reasonably approved by Landlord. In no event shall the installation, maintenance, operation, use and/or removal of the Generator damage the Building or existing structure on the Building, or materially interfere with the maintenance of the Building and/or the Center, any system currently serving the Building, any equipment currently being operated from or within the Building or from any other building in the Center, or in any manner invalidate or otherwise adversely affect any existing warranties in place on the Building or on any improvements to the Building.

(d)           Landlord shall not be liable to Tenant for any stoppages or shortages of power furnished to the Generator or to the Generator Area because of any act, omission or requirement of the public utility serving the Building, or the act or omission of any other tenant, licensee or contractor of the Building, or for any other cause beyond the reasonable control of Landlord, and Tenant shall not be entitled to any rental abatement for any such stoppage or shortage of power; provided, however, nothing contained in this paragraph shall be deemed to modify or limit any rental abatement rights Tenant may otherwise have pursuant to the Lease. Landlord shall have the right, but not the obligation, to enter the Generator Area at any time in the event of an emergency and at all reasonable times and upon reasonable notice for the purpose of: (i) inspecting same, (ii) making repairs to the Generator Area and performing any work therein, and/or (iii) exhibiting the Generator Area for the purpose of sale, lease, ground lease of financing. Tenant shall maintain and operate the Generator in strict compliance with Landlord’s reasonable rules and regulations, now or hereafter promulgated, and all applicable Governmental Requirements. Tenant shall pay for all utility service (including, without limitation, electricity) required for Tenant’s use of the Generator in compliance with the terms of the Lease, as amended hereby.

(e)           Landlord, at Landlord’s cost, may from time to time relocate the Generator and/or Generator Area, or any part thereof, to other areas in, at or around the Center. Upon relocation of the Generator and/or Generator Area, Tenant’s means of access and cabling will be relocated by Landlord as required to operate and maintain the Generator. Except as expressly provided in this subsection (e), in no event will the relocation of the Generator and/or Generator Area, or any part thereof, affect, alter, modify, or otherwise change any of the other terms and conditions of this Section 2.

(f)            Tenant shall, at Tenant’s expense, be solely responsible throughout the Term for maintaining, servicing and repairing the Generator and for repairing any damage to the Building or any systems or equipment serving the Building caused by the Generator or by any act, negligence or misconduct of Tenant, Tenant’s employees, agents or contractors, while installing, using, servicing, repairing, maintaining or removing the Generator. Subject to Section 4.3 of the Lease, Tenant shall protect, defend, indemnify and save Landlord and its officers, directors, agents, employees, other tenants, licensees and invitees harmless from and against any and all obligations, costs (including reasonable costs of litigation and attorneys’ fees), expenses, claims, damages and liabilities of any nature whatsoever arising out of or in connection with the existence, installation, construction, operation, repair, maintenance and/or removal of the Generator, unless such loss, injury, or damage was caused by the negligence or willful misconduct of Landlord, its agents, employees, invitees, or contractors. Tenant’s license under this Section shall automatically terminate upon the expiration or earlier termination of the Lease. “Governmental Requirements” shall mean any and all applicable laws, codes, rules, regulations and ordinances from any and all applicable governing authorities.

3.             Authority. Tenant hereby represents and warrants that (i) Tenant is a duly organized and validly existing corporation, (ii) Tenant is qualified to do business in the State of Georgia, (iii) Tenant has full right, power and authority to enter into this First Amendment, and (iv) each person signing on behalf of Tenant is authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing representations and warranties.

4.             Miscellaneous. This First Amendment shall be governed by and construed in accordance with the laws of the State of Georgia, and shall be binding upon and inure to the benefit of the parties hereto and their respective successors, successors-in-title, representatives and permitted assigns. In the event of any inconsistency or conflict between the terms of this First Amendment and of the Lease, the terms of this First Amendment shall control. Time is of the essence of all of the terms of this First Amendment. This First Amendment constitutes and contains the sole and entire agreement of the parties hereto with respect to the subject matter hereof and no prior or contemporaneous oral or written representations or agreements between the parties and relating to the subject matter hereof shall have any legal effect. The submission of this First Amendment for examination does not constitute an offer to enter into a contract and this First Amendment shall be effective only upon execution hereof by Landlord and Tenant. Except as hereinabove provided, all other terms and conditions of the Lease shall remain unchanged and in full force and effect, and are hereby ratified and confirmed by the parties hereto. Tenant hereby acknowledges and agrees that, as of the date hereof, to Tenant’s actual knowledge, the Lease is subject to no offsets, claims, counterclaims or defenses of any nature whatsoever. This First Amendment may not be changed, modified, discharged or terminated orally in any manner other than by an agreement in writing signed by all parties hereto or their respective heirs, representatives, successors and permitted assigns. If any clause or provision of this First Amendment is illegal, invalid or unenforceable under present or future laws, the remainder of this First Amendment shall not be affected thereby, and in lieu of each clause or provision of this First Amendment which is illegal, invalid or unenforceable, there shall be added as a part of this First Amendment a clause or provision as nearly identical to the said clause or provision as may be legal, valid and enforceable.

(Signatures Appear on Following Page)

IN WITNESS WHEREOF, Landlord and Tenant have caused this First Amendment to be duly authorized, executed, sealed and delivered as of the day and year first above written.

LANDLORD:
LA/GA BUSINESS CENTERS, INC.,
a Georgia corporation

By:	/s/ Mark B. Greco
Mark B. Greco, Vice President

TENANT:
MEDQUIST TRANSCRIPTIONS, LTD.,
a New Jersey corporation

By:	/s/ Frank Lavelle
Frank Lavelle, President

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